Exhibit 15

Letter from Ernst & Young LLP Regarding Unaudited Interim Financial Information

The Board of Directors and Stockholders of The Western Union Company

We are aware of the incorporation by reference in the Registration Statement (Form S-3) of The Western Union Company for the registration of 18,000,000 shares of its common stock of our reports dated May 7, 2007, August 6, 2007 and November 6, 2007 relating to the unaudited condensed consolidated interim financial statements of The Western Union Company that are included in its Forms 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007.

/s/ Ernst & Young LLP

Denver, Colorado

November 6, 2007